Exhibit 99.1

TRANSCEPT DECLARES SPECIAL CASH DIVIDEND OF $25 MILLION

POINT RICHMOND, CA, May 14, 2014 – Transcept Pharmaceuticals Inc. (NASDAQ: TSPT) announced today that its board of directors declared a special cash dividend of $1.33 per share on the Company’s common stock. Payment will be made on June 3, 2014, to stockholders of record at the close of business on May 26, 2014.

“We are pleased to distribute a significant amount of cash to our stockholders, and we continue to explore a range of alternatives to enhance stockholder value,” said Glenn A. Oclassen, Transcept Chairman and CEO. “We are still actively evaluating several opportunities including a business combination and/or partnership opportunities together with our strategic and financial advisor, Leerink Swann, LLC. We look forward to further updating our stockholders as these initiatives progress.”

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. The Company’s lead development candidate is TO-2070, a novel rapidly absorbed treatment for acute migraine incorporating dihydroergotamine (DHE) as the active drug, which Transcept has developed through the completion of preclinical safety studies but has not initiated a Phase 1 human pharmacokinetic study. Preclinical data suggest that TO-2070 may offer significant migraine treatment benefits beyond those provided by less convenient and more invasive DHE drug delivery methods, such as injection, liquid nasal sprays or pulmonary inhalation.

The Transcept management team developed Intermezzo® from concept to its approval by the FDA in 2011. Purdue holds commercialization and development rights for Intermezzo in the United States. For further information about Transcept, please visit www.transcept.com. For information about Intermezzo, please visit www.MyIntermezzo.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to our plans and expectations regarding our strategic process, and the possibility of additional returns of cash to our stockholders. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the risks described in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:

Transcept Pharmaceuticals, Inc.

Leone Patterson

Vice President, Chief Financial Officer

(510) 215-3500

lpatterson@transcept.com